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                                                                     EXHIBIT 5.1



                       [Hertzog, Calamari & Gleason Letterhead]

                                  November __, 1997



Ladies and Gentlemen:

         We have acted as special counsel for Computer Products, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 14,476,983 shares (the "Shares") of common stock, $.01 par value per share, of the Company pursuant to the Company's Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission (the "Commission") on September 25, 1997 and declared effective under the Securities Act on November __, 1997 (the "Registration Statement"). The Shares are to be issued in exchange for shares of common stock, no par value per share, of Zytec Corporation ("Zytec") pursuant to an Agreement and Plan of Merger, dated as of September 2, 1997, between the Company, Zytec and CPI Acquisition Corp., a wholly-owned subsidiary of the Company (the "Merger Agreement").

         In reaching the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate documents and records of the Company and certificates of public officials and officers of the Company, and have made such other investigations, as we have deemed necessary or appropriate in connection with rendering this opinion. As to questions of fact material to this opinion, we have, when relevant facts were not independently established by us, relied upon certificates of public officials and information supplied to us by officers of the Company.

         For purposes of this opinion, we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued by the Company, fully paid and non-assessable.

         We are attorneys admitted to practice in the State of New York and have relied upon the opinion of Bert Sager,

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Esq., whose opinion is attached hereto as Annex I.  Our opinion is subject to all assumptions or qualifications made by, or contained in, the opinion of Mr. Sager.

         No opinion is being rendered by us as to the validity or enforceability of the Merger Agreement.

         This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also hereby given to the reference to this firm under the caption "Legal Matters" contained in the prospectus included in the Registration Statement, as having passed on the validity of the issuance of the Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

         Stephen A. Ollendorff, who is Of-Counsel to this firm, is a director of the Company and currently owns 40,000 shares of the Company's common stock.

                                               Very truly yours,



                                               HERTZOG, CALAMARI & GLEASON


Zytec Corporation
7575 Market Place Drive
Eden Prairie, MN 55344

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                                                                        Annex I


                       [Letterhead of Bert Sager, Esq.]









                                                         November ___, 1997




Hertzog, Calamari & Gleason
100 Park Avenue
New York, New York 10017



Gentlemen:

         I have been requested to render my opinion in connection with the registration by Computer Products, Inc., a Florida corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), of 14,476,983 shares (the "Shares") of common stock, $.01 par value per share, of the Company pursuant to the Company's Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on September 25, 1997 and declared effective under the Securities Act on November __, 1997 ("Registration Statement"). The Shares are to be issued in exchange for shares of common stock, no par value per share, of Zytec Corporation ("Zytec") pursuant to an Agreement and Plan of Merger, dated as of September 2, 1997, between the Company, Zytec and CPI Acquisition Corp., a wholly-owned subsidiary of the Company (the "Merger Agreement").

         In connection therewith, I have examined the Company's Certificate of Incorporation, By-laws, and Board of Directors' resolutions authorizing the issuance of the Shares. I have also examined originals, or copies certified or otherwise identified to my satisfaction, of such other corporate documents and records of the Company and certificates of public officials and officers of the Company, and have made such other investigations, as I have deemed necessary or appropriate in connection with rendering this opinion. As to questions of fact material to this opinion, I have, when relevant facts were not independently


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established by me, relied upon certificates of public officials and information supplied to me by officers of the Company, including a representation of the Company that the Share Proposal (as described and defined in the Registration Statement) has been approved.

         For purpose of this opinion, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified, conformed or photostatic copies.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida.

         2. The Company has the requisite corporate power and authority to issue the Shares.

         3. The Merger Agreement has been duly authorized, executed and delivered by the Company.

         4. All of the Shares have been duly authorized for issuance and, when issued in accordance with the Merger Agreement, will be validly issued by the Company, fully paid and non-assessable.

         No opinion is being rendered by me regarding the enforceability of the Merger Agreement.

         I am an attorney admitted to practice in the State of Florida and do not purport to be expert in, or to render any opinions concerning, the laws of any other jurisdiction other than the United States of America and the corporate law of the State of Florida.

         The opinions set forth herein are solely for your benefit and may not be relied upon in any manner or for any purpose or by any other person, and may not be quoted in whole or in part, without my prior written consent. I hereby acknowledge and consent to this opinion being attached to the opinion of Hertzog, Calamari & Gleason, which is being filed with the Registration Statement. I am currently a director of the Company and the owner of 341,269 shares of the Company's common stock.


                                             Bert Sager



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